Press Release                                 Source: China Health Holding, Inc.



China Health Holding, Inc. Retains CEOcast to Lead
Investor Relations Program
Tuesday June 14, 8:30 am ET


VANCOUVER, British Columbia--(BUSINESS WIRE)--June 14, 2005--China Health Holding, Inc. (OTCBB: CHHH - News), a developer and marketer of traditional Chinese-based herbal supplement products, announced today that it has retained CEOcast, Inc. as its investor relations firm. In its role, CEOcast will assist the Company in raising its profile in the investment community.

"We believe that now is the right time to raise our profile among investors," said Julianna Lu, President of China Health Holding. "The Company has made tremendous progress in a short period of time in the rapidly growing nutritional sector. We look forward to working with CEOcast, which has developed a proven track record in helping small public companies increase their shareholder base, to communicate our compelling growth prospects to the investment community."

"We have been impressed by the portfolio of products that the Company has developed since its inception," said Kenneth Sgro, President of CEOcast, Inc. "The nutritional market is rapidly growing internationally, and China represents one of the largest market opportunities. We look forward to helping China Health Holding communicate its potential to the investment community."


About China Health Holding Inc.


China Health Holding, Inc., incorporated in 2002, is a developer and marketer of traditional Chinese herbal supplement products. The Company's products include natural remedies and dietary food supplements that are helpful in strengthening the immune system and cardio-cerebral vascular function as well as promoting overall physical and mental health. The Company plans to introduce a line of 100% natural skin care and cosmetic products as well as to develop new pharmaceutical products based on its unique knowledge of traditional Chinese medical practice. Please visit China Health Holding, Inc.'s website www.chinahealthholding.com for Company Profile details.


This press release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. China Health Holding refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.


_________________________________
Contact:
     CEOcast, Inc. for China Health Holding
     Ed Lewis, 212-732-4300


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Source: China Health Holding, Inc.